EXHIBIT 10.7


                       CHARLES RIVER LABORATORTIES, INC.
                         Merck Primate Supply Agreement

         This PRIMATE SUPPLY AGREEMENT, by and between Merck & Co., Inc., a New Jersey corporation with its principal offices at One Merck Drive, Whitehouse Station, New Jersey 08889-0100 ("Customer"), and Charles River Laboratories, Inc., 251 Ballardvale Street, Wilmington, Massachusetts 01887 ("Charles River"), is made this 30th day of September, 1994.

         WHEREAS, Customer desires to obtain colony-reared rhesus primates for its operations and to acquire an option to purchase such primates under the terms and conditions of this Agreement; and

         WHEREAS, Charles River is willing to supply such primates to Customer and to grant a purchase option to Customer, subject to the terms and conditions specified below.

         Now, therefore, intending to be legally bound, Customer and Charles River hereby agree as follows;

         1. Supply Commitment; Breeding and Resales.

               (a) Charles River will make available for purchase annually by Customer the number of specific pathogen free, colony raised Macaca mulatta or rhesus primates set forth on Schedule I-A hereto (the "Bred Primates"). Any and all production in excess of the numbers set forth in Schedule I-A shall be the sole property of Charles River and shall be freely saleable by Charles River to third parties. Such Bred Primates will be sourced from Charles River's breeding colonies located in the State of Florida (collectively, the "Colonies"), including those at Key Lois, Raccoon Key and the Mannheimer Foundation. The Bred Primates will be made available for delivery to Customer in accordance with a shipment schedule to be established quarterly by mutual agreement of the parties.

               (b) Customer may not resell or otherwise transfer to third parties (other than its affiliates, being corporations in which Customer owns at least a 51% equity interest) any Bred Primates it purchases from Charles River under this Agreement, except that it may transfer those Bred Primates which Customer purchases and takes actual possession of but does not require for its then existing research and testing needs pursuant to the "take or pay" commitment set forth in paragraph 2 and the inventory purchase option set forth in paragraph 6.


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         2. Purchase Commitment

               (a) Customer hereby guarantees to purchase annually 100% of the Bred Primates made available for sale by Charles River, as set forth on
Schedule I-A (in each case, the "Guaranteed Amount"). To the extent the number of Bred Primates made available to Customer is less than the Guaranteed Amount, then Customer shall be required to purchase only the actual available amount. In no event will Customer have the right to cancel all or any part of a given year's guaranteed purchase commitment.

               (b) In the event that Customer does not accept delivery of Bred Primates in accordance with any mutually agreed upon delivery schedule, Customer shall nonetheless be deemed to take risk of loss of all Bred primates included in such delivery on the scheduled delivery date. Notwithstanding the foregoing, all liability associated with said Bred Primates shall remain with Charles River until delivery of the Bred Primates to Customer, F.O.B. Customer's designated facility. Bred primates for which Customer takes risk of loss but not actual possession shall be physically segregated by Charles River, such that each Bred Primate owned by Customer may be specifically identified as such. Risk of loss shall not vest in Customer as set forth in this paragraph in the event that Customer is unable to accept any delivery due to any force majeure.

               (c) To the extent that Customer fails to take delivery of the Guaranteed Amount during the applicable calendar year, after consultation with Customer, Charles River shall use commercially reasonable efforts to sell to third-party customers the number of Bred Primates constituting the shortfall, at prices to be determined by Charles River (following discussion with Customer), and to credit 100% of the proceeds of such sales (net of reasonable direct selling expenses) to Customer's account. Charles River's commitment to sell Customers Bred Primates shall arise only after Charles River has sold all of its excess production not committed to Customer. Except as specifically set forth above, in no event shall Customer be released from its annual commitment to pay Charles River for the Guaranteed Amount,

               (d) Any Bred Primates not shipped to Customer in accordance with the quarterly shipment schedule shall be subject to monthly per diem maintenance payments until such time as said Bred Primates are shipped to Customer. The per them rates shall be as set forth in Schedule 1-B.

         3. Specifications. Schedule I hereto sets forth the number of Bred Primates, which shall be 50% male and 50% female, to be supplied by Charles River to Customer and comprising the Guaranteed Amount for each of the calendar years indicated. Unless otherwise requested by Customer and agreed to by Charles River, all the Bred Primates supplied hereunder will be of body weight 2.0 to 2.9 kilograms for both males and females, and will meet the health specifications set forth in Schedule II. Charles River

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shall exercise reasonable diligence in maintaining and expanding the Colony to meet the quantities specified on Schedule I and the health status specified on
Schedule II.

         4. Prices. Charles River will issue a quarterly written statement to Customer for each Bred Primate at the time of shipment at the annual per-unit prices specified on Schedule III within the desired weight range. An invoice for shipping costs (including costs for crates, delivery and any excess per diems) will be separately provided to Customer with each shipment. In no event will per-unit prices charged to Customer for Bred Primates exceed the then-current (i.e., in the same calendar year) price paid by other customers purchasing primates sourced from the Colonies at the same male-to-female ratio and within the desired (2.0 kg. - 2.9 kg.) weight range.

         5. Funding of Extraordinary Colony Relocation Costs.

               (a) Charles River has advised Customer that it intends to transfer Bred Primates to a land-based colony established at the Mannheimer Foundation ("MF") during the course of this Agreement, and Customer has agreed to Charles River's designation of MF as the primary site for Charles River's land-based colony of Bred Primates. For this purpose, the parties agree that MF is a third party beneficiary of this Agreement. To the extent that Customer reasonably requests Charles River to relocate Bred Primates to the MF colony at a faster rate than currently proposed (i.e., at a rate which accelerates Charles River's current 5-year plan to establish a self-sustaining colony of 900 Bred Primates suitable for breeding at MF's facilities by 1999 in accordance with the schedule set forth on the attached Schedule IV), then Customer hereby agrees to fully fund the actual additional costs associated with any Customer requested accelerated relocation program, on payment terms to be mutually agreed to by the parties, and supported by appropriate documentation. To the extent that Bred Primates are transferred to the land-based MF colony, they will still constitute "Inventory" for purposes of
Section 6 below.

               (b) Customer will also support Charles River's program for a land-based colony at MF by funding construction of "mini-crib" family units not to exceed $100,000. Funds will be payable to Charles River upon completion of construction of the family units.

         6. Inventory Purchase Option.

               (a) Charles River hereby grants Customer an irrevocable option (the "Option") to purchase all or that portion of the Bred Primates constituting the Colonies as set forth in Section 6 (b) hereof (in either case, the "Inventory") at the time of expiration of the Initial Term (as defined in Section 13 below) at a cash purchase price equal to the inventory value of the Bred Primates carried on Charles River's books and records at the

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 time such Option is exercised. In the event this agreement is assigned and the Inventory value is "stepped-up" by the assignee, for purposes of this provision the Inventory value shall be deemed to exclude any such step-up. Inventory will be valued consistent with Charles River's historical practices, except that costs of transfers under Paragraph 5 borne by Customer will not be included in the inventory value for purposes of calculating the Option exercise price, Customer shall be obligated to deliver payment for such Inventory no later than thirty (30) days following the expiration of the Initial Term, at which time title to the Inventory purchased pursuant to the Option shall transfer to Customer. Customer shall not be required to make any advance payments in order to secure the Option granted pursuant to this
 Section 6(a) at the time of execution of this Agreement. Continuation of payments made under this Agreement, however, shall be deemed to constitute current consideration for the continuing offer of such Option. Customer may not exercise the Option during the specified exercise period if it is then currently in default under the terms of this Agreement.

               (b) At its election, Customer may exercise the Option either
(i) for the existing Inventory or (ii) for that part of the Inventory equal to the number of Bred Primates necessay to produce offspring to fulfill Customer's requirement of 650 equal sex Bred Primates annually. In the event that Customer exercises the option for (ii), the number to fulfill such requirement will be reduced by the aggregate number of offspring that were purchased by Customer in the preceeding year pursuant to Paragraph 2 of this agreement (the "take or pay" provision), but were not used for Customer's research and testing. In any event, the Customer may not exercise the Option for less than 50 percent of the Inventory as of the date of exercise.

               (c) In the event the Option is not exercised by Customer in accordance with this Section 6, this Agreement shall automatically renew for a two-year period, with annual 10% per-unit price increases to automatically take effect during each of the two years included in such renewal period. Such price increases shall be applicable to Guaranteed Amounts which shall, for each year included in the automatic renewal period, be no less than the Guaranteed Amount required to be purchased by Customer during the last full year of the Initial Term. In the event of such a renewal, all other terms of this Agreement shall remain unchanged (giving effect to expiration of the Option).

               (d) In the event the Option is exercised by Customer in accordance with this Section 6, Customer hereby agrees that in connection with such exercise, it will simultaneously enter into a two-year primate colony management agreement (the "Management Agreement") with Charles River on terms mutually agreeable to the parties, pursuant to which CRL will manage (on a full cost reimbursement basis plus 10%) the inventory acquired by Customer through the exercise of the Option. In the event this Agreement is assigned to a non-profit organization, the Management Agreement will be for cost only. Said Management Agreement will include (i) indemnification by Charles


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 River of Customer for any environmental liabilities associated with the Bred
 Primates owned by Customer and located on Key Lois or Raccoon Key, and (ii) provision for inspection of books and records by Customer to verify costs and expenses as the basis for the management fees. The indemnification provided under (i), will continue to be provided by Charles River in the event of any sale or assignment of this agreement to a third party. Charles River shall comply in all material respects with applicable USDA regulations governing the care of primates. Charles River will cooperate with Customer in the transfer, assignment and recording of all necessary documentation and to take such other actions for the transfer of ownership of the Colony at Customer's sole expense.

               (e) In the event Customer elects to exercise the Option for less than the entire Colony, then the following conditions shall apply: (i) the Bred Primates will be selected by Charles River on a representative cross sectional basis, reflecting an equitable distribution of both sex, age, health profiles and location and (ii) Charles River shall not be required to sell any additional Bred Primates to Customer beginning with date on which the transfer of ownership occurs.

               (f) Customer shall provide Charles River with a non-binding written notice of its intent to exercise, in whole or in part, the Option no later than two years prior to the exercise date, and a binding written notice of exercise, in whole or in part, no later than one year prior to the exercise date. Said written notices shall specify the quantity of Inventory intended to be purchased by Customer, and other relevant information reasonably requested by Charles River.

         7. Tests and Records. All of the Bred Primates supplied to Customer will be tested by Charles River, in accordance with generally accepted testing methods and techniques, to confirm that they meet the health specifications set forth in Schedule II. The cost of testing will be charged and invoiced to Customer separately only if said testing is not required to initially demonstrate that the Bred Primates meet the specifications set forth in
Schedule II. Charles River shall provide Customer with a medical history/record and a valid health certificate of each of the Bred Primates at the time of shipment.

         8. Payment Terms. Within fifteen (15) days of execution of this Agreement and, thereafter, at the beginning of each quarter throughout each of the remaining calendar years included in the term of this Agreement, Customer shall pay to Charles River an amount equal to the product of (i) the Guaranteed Amount required to be purchased in that quarter and (ii) that quarter's per-unit price for Bred Primates. Charles River will ship the Bred Primates FOB destination, which will be designated by Customer in advance of shipment and will insure the Bred Primates to the destination point. Customer will pay all shipping costs (excluding insurance). Shipments will be made in accordance with all material applicable state and federal laws. The resulting amount shall

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constitute advance payment against Customer purchases to be made in that quarter, and shall not be refundable to Merck so long as Charles River is able to provide Merck with Bred Primates substantially in accordance with the delivery schedule mutually agreed to by the parties.

         9. Warranty; Disclaimer. Charles River represents and warrants that each Bred Primate supplied by Charles River under this Agreement (or, if applicable, to be transferred following exercise of the Option) shall meet all of the specifications set forth in Schedule II hereto. THIS SHALL BE THE EXCLUSIVE WRITTEN WARRANTY OF CHARLES RIVER AND THERE ARE NO FURTHER WARRANTIES OR REPRESENTATIONS, EXPRESSED OR IMPLIED, INCLUDING AN IMPLIED WARRANTY OF MERCHANTABILITY. IN NO EVENT SHALL CHARLES RIVER BE LIABLE FOR CONSEQUENTIAL ECONOMIC DAMAGES OR CONSEQUENTIAL DAMAGE TO PROPERTY. If Customer determines that any Bred Primate fails to meet such specifications upon receipt, or if significant adverse health conditions develop within twenty (20) days of receipt, it shall have the right to reject such Bred Primate by notifying Charles River not later than twenty (20) days after delivery of such Bred Primate to Customer; provided that for tuberculosis the notice period shall be seventy (70) days after delivery (so long as the TB-infected Bred Primate was not contaminated at Customer's facility).
Failure to reject any Bred Primate by such time shall constitute acceptance thereof. If Customer rejects any Bred Primate hereunder, it shall have the right to receive, at its option, either: (i) no charge replacement of such Bred Primate from Charles River in accordance with the provisions hereof; or
(ii) a credit against future purchases equal to the purchase price of the rejected Bred Primate and any shipping charges separately invoiced to Customer in connection therewith.

         10. Indemnification. As a condition precedent to the delivery by Charles River of Bred Primates hereunder, Customer shall execute and deliver to Charles River the Primate Customer Indemnity Statement attached as Exhibit A.

         11. Consultation Rights. Charles River shall actively and continuously consult with appropriate representatives of Customer on all strategic decisions affecting the Colony. Charles River shall also periodically provide Customer with written information on the status of the Colony, all material SOPs for its maintenance, and such other issues as the parties may agree from time to time. In addition, Customer shall have the right to direct Charles River's plan for Customer's capital contribution to MF as provided in paragraph 5(b). Any input provided by Customer's representatives shall not be binding upon Charles River, and Customer shall not be liable therefore.


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         12. Term and Termination. Subject to Section 6 above, this Agreement shall take effect as of the date set forth above and will terminate on December 31, 2000 (such six and one-half year period is referred to herein as the "Initial Term"). Either party may terminate this Agreement for an unremedied material breach of this Agreement which is not cured within ninety
(90) days of notice. This Agreement way be renewed by mutual written agreement of the parties upon 12 months' prior written notice.

         13. Miscellaneous Legal Provisions.

               (a) It is not the intent of Charles River and Customer to form any partnership or joint venture, and nothing contained herein shall be construed to empower either party to act as agent for the other, The parties agree that each of them shall, in relation to its obligations hereunder, be acting as an independent contractor.

               (b) No party may assign this Agreement in whole or in part without the prior written consent of the other parties; except that Charles River may assign this Agreement without Customer's consent to (i) a non-profit organization for any reason and at any time, and (ii) after December 31, 1995 to a for-profit organization for any reason; provided, however, that in the case of any assignment without Customer's prior consent Charles River shall guarantee to Customer that the Colony will be managed by the assignee substantially in accordance with all mandatory AAALAC standards applicable to such a primate operation. In the event of any assignment to a for-profit by Charles River resulting in the sale of the Colony, Customer shall have the right to match the terms of said sale upon thirty (30) days written notice, Once assigned, all of the provisions of this Agreement and all the rights and obligations of the parties hereunder shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of the respective parties.

               (c) Each party shall hold in confidence information concerning this Agreement and the terms hereof and shall not make any public statements or announcements about it, nor issue news releases relating to the existence or implementation hereof. If either party receives requests for information about this Agreement from outside organizations, each party will notify the other party and in cooperation both parties will formulate a strategy and response.

               (d) Neither Charles River nor Customer shall be liable to the other in damages for, nor shall this Agreement be terminable or cancellable by reason of, any delay or default in such party's performance hereunder if such default or delay is caused by events beyond such party's reasonable control including, but not limited to, acts of God, regulation or law or other action of any government or agency thereof, war, insurrection, civil commotion, destruction of facilities or materials by earthquake, fire, flood or storm, labor disturbances, loss of breeding colony due to disease or failure of


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suppliers, public utilities or common carriers or any actual or de facto import embargoes or state import restrictions or limitations,

               (e) This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts (regardless of its, or any other jurisdiction's choice of law principles).

               (f) All correspondence and invoices pertaining to this Agreement should be directed to Director, Laboratory Animal Resources, WP44-201, Sunneytown Pike, West Point PA 19486 in the case of Customer, and Mr. Robert C. Lorette in the case of Charles River.


MERCK & CO., INC. )                          CHARLES RIVER LABORATORIES, INC,


By: /s/ Edward M. Scolnick, M.D.             By: /s/ James C. Foster
   -------------------------------------        --------------------------------
   Edward M. Scolnick, M.D.                     James C. Foster
   Title: Exec. V.P., Science and               President and CEO
         Technology, Merck & Co., Inc. and
         President, Merck Research Labs


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                                                                       Exhibit A

                          CHARLES RIVER LABORATORIES
                     Primate Customer Indemnity Agreement

         A. Charles River Laboratories, Inc. ("Charles River") is engaged in the sale of nonhuman primates, such as cynomolgus and rhesus monkeys, and their tissue.

         B. These primates may harbor naturally occurring zoonotic infectious agents, including viruses and bacteria that are dangerous and potentially deadly to humans. Charles River employs the best practices commonly used by the industry to detect these agents during a quarantine and conditioning period and will carry out special supplemental examinations upon request, Nevertheless, Charles River cannot guarantee that the primates it sells will be free of these agents.

         C. Primates and primate tissue can be safely handled to avoid risk to the handler from these harmful agents, but the safe handling of these primates or their tissue is out of the control of Charles River after shipment. The responsibility for protecting individuals who may come in contact with these primates after shipment must therefore, rest with the purchaser.

         D. Charles River is unwilling to sell primates or primate tissue to the undersigned (Customer) in light of the potential risk of litigation and liability to Charles River without indemnification from Customer.

         E. Customer wishes to purchase primates or their tissue from Charles River, and In order to induce Charles River to make such sales, Customer is providing Charles River with the following indemnity.

         In consideration of the foregoing, and intending to be legally bound, Customer and Charles River agree as follows:

1. Indemnity. Customer hereby agrees, to indemnify and hold harmless Charles River, its parent subsidiaries and affiliates and their respective officers, employees and directors against any and all liability, loss, damage, cost or expense (including attorneys' fees and expenses and costs of investigation) which any of them may hereafter incur, suffer or be required to pay as the result of any damage suffered or alleged to be suffered, including, without limitation, death or personal injury and any direct, consequential, special and punitive damages, as the result of a Charles River primate or primate tissue after such primate or tissue has been delivered to Customer; provided, however, that such loss, liability or damage is not attributable to the fraud, gross negligence, malfeanance or willful misconduct of Charles River.


                                      A-1


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2. Terms and Conditions of Sale. Notwithstanding anything else set forth in any other document furnished by Customer to Charles River including any purchase order, any sales of primates and primate tissue made by Charles River to Customer shall be on Charles River's standard terms and conditions of sale as set forth in the Primate Supply Agreement with Customer (the "'Agreement"). Except as specifically set forth in the Agreement, Charles River makes no warranties of any kind with respect to primates or primate tissue it sells; ALL OTHER WARRANTIES, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE EXPRESSLY
DISCLAIMED. CHARLES RIVER'S LIABILITY IS SPECIFICALLY LIMITED TO REPLACEMENT OF PRODUCT SOLD OR REFUND Of PURCHASE PRICE AS PROVIDED IN THE AGREEMENT, AND IN THE ABSENCE OF FRAUD, GROSS NEGLIGENCE, MALFEASANCE OR WILLFUL MISCONDUCT BY CHARLES RIVER AND IN NO EVENT SHALL CHARLES RIVER BE LIABLE FOR ANY OTHER DAMAGES, INCLUDING, WITHOUT LIMITATION, DIRECT, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES.

3. Miscellaneous. This agreement shall be binding on and inure to the benefit of and be enforceable by Charles River and Customer and their respective successors and assigns. This Agreement shall be governed by the laws of Massachusetts. This Agreement is intended to take effect as a sealed instrument.

         IN WITNESS WHEREOF, Charles River and Customer have each caused this Agreement to be executed on their respective behalves under seal by their duly authorized officers as of the date below.


CHARLES RIVER LABORATORIES, INC.        MERCK & CO., INC.


By: /s/ James C. Foster                 By: /s/ Edward M. Sculnick, M.D.
   -------------------------------         -------------------------------------
   James C. Foster                         Edward M. Sculnick, M.D.
   President and CEO                       Title: Exec. V.P., Science and
                                                  Technology. Merck & Co., Inc.
                                                  and President, Merck Research
                                                  Labs
                                           Date:  September 30, 1994


                                     A-2


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                                                                    Schedule I-A

                          ANNUAL GUARANTEED PURCHASES

                                          Guaranteed Amount
                                         of Annual Purchases
                    Calendar Year        In Units (Equal Sex)
                    -------------        --------------------
                        1994                       400
                        1995                       500
                        1996                       550
                        1997                       550
                        1998                       600
                        1999                       600
                        2000                       650

* 164 to be shipped between October 1 and December 31, 1994, of which 80 have been prepaid.


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                                                                    Schedule I-B

PER DIEM PAYMENTS

Key Lois Facility: $2.00 per day for animals not taken in quarterly distribution.

                   S4.00 per day for animals ready for shipment but delayed by customer.

MF $2.00 per day for animals not taken in quarterly distribution.

                   $5.00 per day for animals ready for shipment by delayed by customer.

                        These costs increase 5% per calendar year.


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                                                                     SCHEDULE II


                 SPECIFICATIONS FOR COLONY-REARED PRIMATES

All Bred Primates provided to Customer must meet the following specifications:

I The animals provided must be tested free of the following infectious disease-causing agents:

   o Common pathogenic external and internal hehminth and arthropod parasites
   o     Tuberculosis
   o     Salmonella/Shigella
   o     Herpes B virus
   o     SAIDS virus complex (SRV1, SRV2, SIV)
   o     Rabies
   o     Tetanus
   o     Filovirus

2. Prior to shipping, vendor must notify Customer of any other known significant infectious diseases causing agents in the breeding colony of origin, such as hemo- and enteric-protozoal parasites; entetic bacterial pathogens, and viral agents such as Hepatitis A, Measles, and Monkey Pox.

3. The following veterinary and husbandry procedures must be performed prior to shipment:

   (a) Three negative TB tests given at intervals of approximately two weeks within six weeks of shipment.

   (b) Rectal cultures just prior to shipment negative for enteric bacterial pathogens such as Salmonell and Shigella.

4. Each animal delivered is to have an individual animal record sent with the animal, or under separate cover, which will include such information as: month of birth; socialization information, such as cage/pen mates; and health information, such as all treatments, test results, etc.

5. Charles River will develop and implement a genetic monitoring plan for the Colony.


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6. All Bred Primates will be permanently identified with a legible tattoo or other means such as implantable micro-cbip as agreed to by Customer (chips will be supplied by Customer).

7. A valid health certificate will be provided for each shipment of animals.

8. Charles River must notify customer of any known deviation from these specifications prior to departure of any shipment of animals to a Merck designated site.


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                                                                    Schedule III

                                    PRICES

            Calendar Year                                 Prices
            -----------------------------------------------------
               1994 (partial)                             $ 3,650
               1995                                       $ 4,015
               1996                                       $ 4,420
               1997                                       $ 4,865
               1998                                       $ 5,350
               1999                                       $ 5,885
               2000                                       $ 6,475


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                                                                     Schedule IV

                       MANNHEIMER COLONY BUILD-UP PLAN

                                          Number of Bred Primates
     Calendar Year                            Comprising Colony
     -------------                        -----------------------
          1995                                      500
          1996                                      650
          1997                                      750
          1998                                      850
          1999                                      900
          2000                                      900